GENUINE PARTS COMPANY

NEWS RELEASE

FOR IMMEDIATE RELEASE

GENUINE PARTS COMPANY
MARKS 59th CONSECUTIVE YEAR OF INCREASED DIVIDENDS
AND ANNOUNCES OFFICER CHANGES

- Dividend for 2015 Increased by 7% -

Atlanta, Georgia, February 17, 2015 –Genuine Parts Company (NYSE: GPC) announced today a 7% increase in the regular quarterly cash dividend for 2015. The Board of Directors of the Company, at its February 16, 2015 Board meeting, increased the cash dividend payable to an annual rate of $2.46 per share compared with the previous dividend of $2.30 per share. The quarterly cash dividend of sixty-one and one-half cents ($.615) per share is payable April 1, 2015 to shareholders of record March 6, 2015. GPC has paid a cash dividend every year since going public in 1948, and 2015 marks the 59th consecutive year of increased dividends paid to shareholders.

Genuine Parts Company also announced today that the Board of Directors has elected three new corporate officers. Robert A. Milstead was named Senior Vice President Digital, Thomas K. Davis was named Vice President Supplier Business IT and Jennifer L. Ellis was named Corporate Secretary and Associate Counsel.

Mr. Milstead joined the Company in January 2015 and brings with him over 18 years of experience in digital marketing and eCommerce strategy and execution, most recently serving as Vice President and Managing Director for Accenture. Mr. Davis was previously Director of Information Systems for the Company’s Balkamp operations, and has been with the Company since 2012. Ms. Ellis has been with the Company since 2008, most recently serving as Assistant Corporate Secretary and Associate Counsel.

Tom Gallagher, Chairman and CEO of Genuine Parts Company, commented, “All three of these talented individuals bring valuable experience and expertise to their new positions in the organization. Rob’s leadership role is instrumental to our global digital strategy, Tom is a key leader within our IT team and Jennifer’s leadership is essential in guiding our corporate governance practices. We are pleased to have these officers on our corporate team and we look forward to their future contributions.”

Genuine Parts Company plans to release Fourth Quarter and Year-End Earnings later this morning. Management will also conduct a conference call at 11:00 a.m. Eastern time. The public may access the call on the Company’s website, www.genpt.com, by clicking “Investors”, or by dialing 844-857-1770. The conference ID is 66755202. If you are unable to participate during the call, a replay of the call will be available on the Company’s website or toll-free at 855-859-2056, ID 66755202, two hours after the completion of the conference call until 12:00 a.m. Eastern time on March 4, 2015.

About Genuine Parts Company

Genuine Parts Company is a distributor of automotive replacement parts in the U.S., Canada, Mexico and Australasia. The Company also distributes industrial replacement parts in the U.S., Canada and Mexico through its Motion Industries subsidiary. S. P. Richards Company, the Office Products Group, distributes business products in the U.S. and Canada. The Electrical/Electronic Group, EIS, Inc., distributes electrical and electronic components throughout the U.S., Canada and Mexico.

Contacts

Carol B. Yancey, Executive Vice President and CFO – (770) 612-2044
Sidney G. Jones, Vice President — Investor Relations – (770) 818-4628